Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into between Timothy C. Adams (“Executive”) and American Access Technologies, Inc. (the “Company”), collectively referred to as the “Parties,” with an “Effective Date” of September 1, 2006.

1. Executive’s Position/Duties. During the term of this Agreement, Executive will be employed as the President and Chief Operating Officer of the Company, and shall have all of the duties and responsibilities of that position. Executive shall serve at the pleasure and direction of the Company as represented by its Board of Directors. Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive agrees to dedicate all of his working time (during normal working hours other than during excused absences such as for illness or vacation), skill and attention to the business of the Company, agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company.

2. Term of Employment. The term of this Agreement shall be for a period of two years. Executive’s employment under this Agreement will commence on the Effective Date, and will continue for a period of two years, unless terminated earlier in accordance with the provisions of this Agreement. The Company shall, at least three (3) months prior to each scheduled expiration of this Agreement, provide Executive with written acknowledgment of the renewal of Executive’s employment with the Company for a period of two years from the end of the current term (the “Acknowledgement”). If the Company fails to provide the Acknowledgement, and such failure is not cured within ten (10) days of the Company receiving notice by Executive of this failure, the Executive shall be entitled to terminate his employment with the Company pursuant to Section 4 and receive the benefits set forth in Section 5(a).

3. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall provide Executive with a base salary (“Base Salary”) as shall be determined by the Compensation Committee of the Board of Directors of the Company (the “Board”) and as set forth on Exhibit “A” hereto; provided, however, that such Base Salary shall not be reduced unless such reduction is pursuant and proportionate to a company-wide reduction (“Salary Reduction”) of all base salaries for management personnel. Base Salary shall be subject to increase (a “Salary Increase”) based on Executive’s annual performance review as conducted by the Board of Directors. Base Salary shall be paid in accordance with the Company’s normal payroll policies.

(b) Bonuses/Distributions. Each year during the term of this Agreement, the Executive shall be eligible to receive a bonus based on the formula and targets established under and in accordance with the Company’s Management Performance Bonus Plan as set forth on Exhibit “B” hereto and as administered by the Board of Directors. Executive may receive additional bonuses at the discretion of the Board of Directors.

(c) Benefits. Executive shall be entitled to all benefits, including, but not limited to participation in any compensation plan, health, dental and insurance program, pension plans, profit sharing, vacation, sick leave, expense accounts, and retirement benefit, all as afforded other management personnel or as determined by the Board of Directors, and all on at least the levels set forth on Exhibit “C” hereto.

(d) Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company, in accordance with the policies and procedures established by the Company.

4. Termination of Employment. Executive’s employment with the Company may be terminated as follows:

(a) Death. In the event of Executive’s death, Executive’s employment will be terminated immediately.

(b) Disability. In the event of Executive’s Disability, as defined below, Executive’s employment will be terminated upon thirty (30) days written notice. “Disability” shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform his duties as President and Chief Operating Officer under this Agreement and that such disability has continued or can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) days in any 12-month period.

(c) Termination by the Company for Cause or by Executive without Good Reason. The Company shall be entitled to terminate Executive’s employment upon written notice if it has “Cause,” which shall mean any of the following: (i) a documented repeated and willful failure by Executive to perform his duties, but only after the Board of Directors’ written demand and only if termination is effected by action taken by a vote of at least a majority of the directors (not including Executive) of the Company then in office, (ii) Executive is convicted of a felony or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving fraud or moral turpitude or the actual incarceration of Executive for at least forty-five (45) consecutive days, (iii) conduct by Executive constituting moral turpitude, or (iv) conduct by Executive involving dishonesty in business dealings that are directly and materially injurious to the Company. Executive shall also be entitled to terminate this Agreement upon thirty (30) days written notice without Good Reason (as defined herein).

(d) Without Cause. Either the Company or Executive may terminate Executive’s employment at any time without cause upon sixty (60) days written notice; provided, however, that if a Change of Control (as defined below) has occurred Executive may terminate his employment upon sixty (60) days written notice.

(e) Termination by Executive with Good Reason. Executive shall be entitled to terminate his employment upon thirty (30) days written notice after the occurrence of any of the following events (each of which shall constitute “Good Reason”):

(i) prior to a Change in Control:

A. a change in Executive’s status or position, or any material diminution in his duties or responsibilities;

B. a reduction in Base Salary, other than a Salary Reduction;

C. a failure to increase Base Salary consistent with Executive’s performance review within a twenty-four (24) month period since the previous Salary Increase; provided, however, that such period shall not apply if there are no increases of base salaries on a company-wide basis for the Company’s management personnel or if there is a voluntary deferral by Executive of the last Company offered Salary Increase;

D. failure of the Company, which is not cured within ten (10) days of receiving notice by Executive of such failure, to deliver the Acknowledgment to Executive at least six months prior to any scheduled expiration of the Agreement; or

E. any purported termination of Executive’s employment which is not in accordance with the terms of this Agreement; and

(ii) after a Change in Control:

A. a change in Executive’s status or position, or any material diminution in his duties or responsibilities;

B. any increase in Executive’s duties inconsistent with his position;

C. any reduction in Base Salary;

D. a failure to increase Base Salary consistent with Executive’s performance review within a twelve (12) month period since the most recent of either the last Salary Increase or the Executive’s most recent performance review;

E. a failure to continue in effect any Employee Benefit Plan (as such term is defined in the Employee Retirement Income Security Act of 1974 (“ERISA”), Section 3(3)) in which Executive participates, including (whether or not they constitute Employee Benefit Plans) incentive bonus, stock option, or other qualified or nonqualified plans of deferred compensation (x) other than as a result of the normal expiration of such a plan, or (y) unless such plan is merged or consolidated into, or replaced with, a plan with benefits which are of equal or greater value;

F. failure of the Company, which is not cured within ten (10) days of receiving notice by Executive of such failure, to deliver the Acknowledgment to Executive at least three months prior to any scheduled expiration of the Agreement;

G. failure to secure the affirmation by a Successor, within three (3) business days prior to a Change in Control, of this Agreement and the continuing obligations hereunder (or where the Company does not have at least three (3) business days advance notice that a Person may become a Successor, within one (1) business day after having notice that such Person may become or has become a Successor). “Person” has the same meaning as such term has for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and as the same may be amended from time to time (the “1934 Act”). “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s voting securities or all or substantially all of its assets; or

H. any purported termination of Executive’s employment which is not in accordance with the terms of this Agreement.

(f) Change of Control. A “Change in Control” of the Company, means the occurrence of any of the following events:

(i) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company;

(ii) there occurs a merger, consolidation, share exchange, tender offer, division or other reorganization of or relating to the Company;

(iii) a plan of liquidation or dissolution of the Company, other than pursuant to bankruptcy or insolvency laws, is adopted.

5. Compensation and Benefits Upon Termination.

(a) If Executive’s employment is terminated for Good Reason, without Cause or by reason of Disability:

(i) Base Salary and Payment Schedule. The Company shall, for a period of six (6) months from the date of termination, pay to Executive the highest Base Salary paid during the period including the year in which such termination occurs and the preceding two (2) years, in accordance with the usual payroll policies of the Company. Executive shall also be entitled to a payment (“Vacation Payment”) attributable to Base Salary for unused vacation accrued. Such Vacation Payment shall be made to Executive in a lump sum within thirty (30) days following the date of Executive’s termination of employment.

(ii) Contribution Plans. The Company shall, for a period of six (6) months from the date of termination, pay Executive an amount equal to the highest amounts contributed to all Company tax qualified and non-qualified contribution plans (other than Executive’s own contributions) if such programs exist in the year of Executive’s termination of employment or the proceeding two (2) years;

(iii) Medical Benefits. Executive will be eligible to:

A. elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement).

B. receive payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(a)(iii)(A) above.

(iv) Benefit Plans. Executive shall continue to accrue additional benefits under any Company tax-qualified or non-tax qualified defined benefit plan (each a

“Defined Benefit Plan”) for a period of six (6) months from the date of termination based on the highest compensation paid to Executive in the year of Executive’s termination of employment or the proceeding two (2) years. Any payments due to Executive pursuant to this Section 5(a)(vii) shall be made in accordance with the applicable Defined Benefit Plan.

(v) Offset. If such termination is due to Disability, the Company shall have the right to offset any payments made to Executive pursuant to this Section 5(a)(vii) by any amounts paid to Executive pursuant to any Company disability plan.

(vi) Disability Benefits. If such termination is due to Disability, Executive shall be eligible to:

A. elect to continue to receive all disability benefits pursuant to any Company disability plan for the remaining term of this Agreement. If Executive elects to continue to receive disability benefits, then the Company shall pay all costs related to Executive’s continued participation in the disability plan; or

B. receive tax-effected payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(a)(vi)(A) above.

(b) If Executive’s employment is terminated by reason of Death:

(i) Base Salary and Payment Schedule. The Company shall for six (6) months pay to Executive’s legal representative the highest Base Salary paid during the period including the year in which such termination occurs and the preceding two (2) years, in accordance with the normal payroll policies of the Company;

(ii) Medical Benefits. Executive’s covered dependants will be eligible to:

A. elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement).

B. receive payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(b)(ii)(A) above.

(c) If Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause, the Company will pay to Executive all Base Salary, at the rate then in effect, accrued through the date of Executive’s termination of active employment and Executive shall also be entitled to a Vacation Payment attributable to Base Salary for unused vacation accrued. Such Vacation Payment shall be made to Executive in a lump sum within thirty (30) days following the date of Executive’s termination of employment.

6. Offset for Severance Pay. The Company shall have the right to offset any payments and benefits made to Executive pursuant to Section 5 by any payments made to Executive pursuant to any severance agreement or policy.

7. No Mitigation. Upon termination of Executive’s employment (i) without Cause, (ii) for Good Reason, or (iii) in any case after a Change in Control, Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Executive as a result of employment by another employer.

8. Confidentiality/Settlement of Existing Rights.

(a) In order to induce Executive to enter into this Agreement, and in order to enable Executive to provide services on behalf of the Company, during the term of this Agreement, the Company will provide Executive with access to certain trade secrets and confidential or proprietary information belonging to the Company, which may include, but is not limited to, the identities, customs, and preferences of the Company’s existing and prospective clients, customers or vendors; the identities and skills of the Company’s employees; the Company’s methods, procedures, analytical techniques, and models used in providing products and services, and in pricing or estimating the cost of such products and services; the Company’s financial data, business and marketing plans, projections and strategies; customer lists and data; tenant lists and data, vendor lists and data; training manuals, policy manuals, and quality control manuals; software programs and information systems; and other information relating to the development, marketing, and provision of the Company’s products, services, and systems (i.e., “Confidential Information”). Executive acknowledges that this Confidential Information constitutes valuable, special, and unique property of the Company.

(b) Executive agrees that, except as may be necessary in the ordinary course of performing his duties under this Agreement, Executive shall not, without prior express written consent of the Company (i) use such Confidential Information for Executive’s own benefit or for the benefit of another; or (ii) disclose, directly or indirectly, such Confidential Information to any person, firm, corporation, partnership, association, or other entity (except for authorized personnel of the Company) at any time prior or subsequent to the termination or expiration of this Agreement.

(c) By this Agreement, the Company is providing Executive with rights that Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, Executive agrees that all Company Proprietary and Confidential Information learned or developed by Executive during past employment with the Company and all goodwill developed with the Company’s clients, customers and other business contacts by Executive during past employment with the Company is now the exclusive property of the Company, and will be used only for the benefit of the Company, whether previously so agreed or not. Executive expressly waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Confidential Information, that was previously received or developed by Executive while working for the Company for the benefit of any competing person or entity.

9. Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD ROMs, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company’s business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Within seventy-two (72) hours of the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody, or control, regardless of whether such Materials are located in Executive’s office, automobile, or home or on Executive’s business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by Executive during his employment or consulting at the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information contained on such drives.

10. Protective Covenants. Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement:

(a) No Interference with Client/Customer Relationships. Executive agrees that, for one year after Executive’s employment with the Company ceases, Executive will not induce or attempt to induce any client or customer of the Company to diminish, curtail, divert, or cancel its business relationship with the Company. This paragraph is geographically limited to a one-hundred (100) mile radius of Keystone Heights, Florida.

(b) No Unfair Competition. Executive agrees that for one year after Executive’s employment with the Company ceases, Executive will not participate in, work for, or assist a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of the Board to do so. This restriction is limited to a one-hundred (100) mile radius of Keystone Heights, Florida. Nothing herein will prohibit ownership of less than 5% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments.

(c) Remedies. In the event of breach or threatened breach by Executive of any provision of Section 11, 12 or 13 hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which may be entitled, including, without limitation, any and all monetary damages that the Company may incur as a result of said breach or threatened breach, in each case without the necessity of posting any bond. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

11. Arbitration. If any dispute shall arise between any of the parties hereto with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, the dispute shall be settled solely and exclusively through arbitration in accordance with the rules of the American Arbitration Association; provided, however, that Company shall remain entitled to all remedies under Section 13(c).

12. Merger or Acquisition; Disposition and Assignment. In the event the Company should consolidate, or merge into another entity, or transfer all or substantially all of its assets or operations to another Person, or divide its assets or operations among a number of entities, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company if necessary to achieve this purpose. Executive’s obligations under this Agreement are personal in nature and may not be assigned by Executive to another Person.

13. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail or overnight courier, addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

14. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. In making any such determination, the determining court shall deem any such provision to be modified so as to give it the maximum effect permitted by applicable law.

15. Waiver, Construction and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement may not be modified, altered, or amended except by written agreement of all the parties hereto.

16. Governing Law and Venue. It is the intention of the parties that the laws of the State of Florida should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Clay County, Florida.

17. Representation of Executive. Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of the Company’s good will and other legitimate business interests and do not create undue hardship for Executive or the public.

18. Complete Agreement. This Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and will supersede all other agreements, understandings, or commitments between the parties as to such subject matter. The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as specifically contemplated by this Agreement, this Agreement supersedes any other agreement, plan or arrangement that may now exist that may otherwise apply to or include Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreements, plans or arrangements are hereby terminated with respect to Executive and that none of the Company nor any affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. It is specifically agreed that upon the occurrence of any of the events specified in Section 15 above, the provisions of this Agreement shall be binding upon and inure to the benefit of and be assumed by any surviving or resulting Person or any such Person to which such assets shall be transferred.

20. Captions. The Section and other headings used in this Agreement are for the convenience of the parties only, are not substantive, and shall not affect the meaning or interpretation of any provision of this Agreement.

21. Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties agree to each of the foregoing terms.

EXECUTIVE:

By:	/s/ Timothy C. Adams
Timothy C. Adams c/o American Access Technologies, Inc. 6670 Spring Lake Road Keystone Heights, FL 32656

THE COMPANY and BOARD OF DIRECTORS:
AMERICAN ACCESS TECHNOLOGIES, INC.

By:	/s/ Howard W. Kelley
Howard W. Kelley Chairman, Board of Directors

Exhibit A: Base Salary

The Base Salary of the Executive shall be established at $150,000.00 per annum payable on a schedule as customary with the established company payroll policy.

Exhibit B: Management Performance Bonus Plan

No Management Performance Bonus Plan is established at the time of this agreement and therefore none is in force. At the time of the intended execution of this agreement, the company is actively involved in a potential merger. Should the merger not be consummated, the Company will establish in due course a Management Performance Bonus Plan applicable to the Executive.

Exhibit C: Benefits

The Executive shall be afforded all the usual benefits established by the Company and currently in force.